EXHIBIT 99.B.

Opinion and Consent of Counsel

[MASSMUTUAL FINANCIAL GROUP LETTERHEAD APPEARS HERE]

April 25, 2006

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

RE:	Massachusetts Mutual Variable Life Insurance registered on Form S-6

   Post-Effective Amendment No. 18 to

   Registration Statement No. 033-23126

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the Post-Effective Amendment No. 18 to the Registration Statement No.
033-23126 under the Securities Act of 1933 for Massachusetts Mutual Variable Life Plus. Massachusetts Mutual Variable Life Separate Account I issues Variable Life Plus.

As Counsel for Massachusetts Mutual Life Insurance Company, (“MassMutual”), I provide legal advice to MassMutual in connection with the operation of its variable products. In such role I am familiar with filing for the Policies. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1.	MassMutual is a valid and subsisting corporation, organized and operated under the laws of the Commonwealth of Massachusetts and is subject to regulation by the Massachusetts Commissioner of Insurance.

2.	Massachusetts Mutual Variable Life Separate Account I is a separate account validly established and maintained by MassMutual in accordance with Massachusetts law.

3.	The Contract, when properly issued, is a legal and binding obligation of MassMutual, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.

Very truly yours,
/s/ Michele M. Oneto
Michele M. Oneto
Counsel